Exhibit 99.1

                                                                               News
                                                         Release

                                                           Vectren Corporation
                                                           One Vectren Square
                                                           Evansville, IN  47708

FOR IMMEDIATE RELEASE
September 28, 2007

Contact:  Media - Mike Roeder, (812) 491-4143 or mroeder@vectren.com
Investor Relations – Steve Schein, (812) 491-4209 or sschein@vectren.com

Vectren Energy Delivery of Ohio Announces
Plans for New Rate Case, Simplified Delivery Billing

Dayton, Ohio -- Vectren Energy Delivery of Ohio (Vectren), a subsidiary of Vectren Corporation (NYSE: VVC), issued a pre-filing notice today with the Public Utilities Commission of Ohio (PUCO) indicating it plans to request an increase in its base rate charges for Vectren’s gas distribution business in its 17-county service area in west central Ohio.  If the filing is approved, Vectren expects to increase base rates by approximately $29 million to cover the ongoing cost of operating, maintaining and expanding the approximately 5,200-mile distribution system used to serve 318,000 customers.

More detailed customer bill impacts will be available when Vectren files its application requesting the base rate charges increase, which is expected in late October.  As proposed, the average residential sales customer rate increase would be less than 8 percent.

Today’s filing marks only the second time in more than 15 years a request has been filed for a rate increase in its base rate charges (“non-gas-costs”) for the Vectren customer base.  While operations have been managed efficiently to avoid repeated increases in “non-gas costs” for the past decade and a half, investments made to serve Vectren customers have increased.  In addition, increased levels of maintenance and labor and related costs and other operating costs continue to generate upward pressure on expenses, and the federal law related to natural gas pipeline safety continues to require significant additional costs.

“The primary driver of this adjustment is investment in infrastructure upgrades in recent years and funds needed for programs and services needed to continue safe energy delivery,” said President of Vectren Energy Delivery of Ohio, Dan Berry.  "Adjusting our base rates to both recover and continue these investments is important to our ability to attract the necessary capital to sustain and promote the service reliability and safety that is paramount to our customers."

Highlights of the filing include programs and services needed to continue safe energy delivery such as the following:
•	regulator station work, including fence and regulator maintenance;
•	additional workplace training and apprenticeship programs to help replace Vectren’s aging workforce;
•	line/right-of-way maintenance for transmission and distribution lines; and
•	enhanced meter testing services, including audits and inspection programs.

In addition to recovering existing infrastructure investments, VEDO also notified the PUCO it intends to, over time, move the base rate charges line item of the bill toward a more standard fee reflecting both the fixed costs of the investment and a more understandable and predictable fee for the delivery of natural gas.  Vectren will seek extension of the decoupling mechanisms currently in place to encourage customer conservation.  Vectren will also seek approval of expanded conservation-oriented programs, such as rebate offerings on high-efficiency natural gas appliances for existing and new home construction, to help customers lower their natural gas bills.

“These additional changes are to simplify residential customer billing and to position the company to remain aligned with customers to conserve natural gas,” Berry said.  “Vectren will continue promoting its Choice Advantage program which allows customers to select their own gas marketer to provide the gas commodity.  At the same time we are beginning a process to further reward customers for their conservation efforts.”

The notice of petition only addresses Vectren’s base rate charges “non-gas costs,” which represent between 25 and 30 cents of every dollar paid by customers for their gas service.  These “non-gas costs” are incurred to build, operate and maintain the pipes, other equipment and systems that are used to deliver gas across Vectren’s system to its customers.  The remaining 70 to 75 cents of each dollar represents the cost of the gas used by customers.  That gas is purchased on the wholesale market by Vectren on behalf of its sales customers, and its purchasing actions are subject to ongoing regulatory scrutiny by the PUCO under the state’s Gas Cost Recovery (GCR) procedures to ensure those actions are reasonable.  Under Ohio regulation, Vectren is not allowed to make a profit on the cost of gas.

Vectren serves all or a portion of Auglaize, Butler, Champaign, Clark, Clinton, Darke, Fayette, Greene, Highland, Logan, Madison, Miami, Montgomery, Pickaway, Preble, Shelby and Warren counties.

Vectren’s request is subject to review and approval by the PUCO.

About Vectren Corporation

Vectren Corporation is an energy holding company headquartered in Evansville, Ind.  The company's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  The company's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast.  These include gas marketing and related services; coal production and sales; and energy infrastructure services.